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[DELTA      DELTA FINANCIAL CORPORATION
FINANCIAL     1000 WOODBURY ROAD
CORPORATION     SUITE 200
LOGO]             WOODBURY, NEW YORK 11797-9003
                    (516) 364-8500
                      1-800-225-5335



        DELTA FINANCIAL CORPORATION REPORTS SECOND QUARTER 2007 RESULTS,
                ANNOUNCES $70 MILLION IN ADDITIONAL CAPITAL WITH
                     ANGELO, GORDON & CO. AND MOHNISH PABRAI

         WOODBURY,  NY, August 14, 2007 - Delta Financial  Corporation  (NASDAQ:
DFC) today reported net income of $777,000, or $0.03 per diluted share, for the quarter ended June 30, 2007, compared to net income of $7.2 million, or $0.31 per diluted share, for the same period last year. Delta originated a record $1.4 billion of mortgage loans, an approximate 9% increase from the first quarter 2007 and an approximate 39% increase from the second quarter of 2006.

         For additional information on the second quarter earnings, please see the section later in this release entitled MORE ON OUR SECOND QUARTER EARNINGS.

         "Liquidity has become one of the most important issues facing lending institutions today as the credit disruption widens and rating agencies modify their reserve level requirements," explained Hugh Miller, president and chief executive officer. "This has created a capital intensive environment in which it is increasingly more costly to operate. While our adherence to Delta's proven business model, with a focus on fixed rate loans and a diversified wholesale/retail origination platform, provided some insulation and helped us generate positive earnings during the second quarter, it became apparent this current environment would unduly strain our liquidity."

         "Accordingly, I am pleased to announce we have entered into two transactions to help strengthen our Company and provide additional financial flexibility," continued Mr. Miller. "First, we obtained a $60.0 million financing facility from an affiliate of Angelo, Gordon & Co., a leading alternative asset management firm. The financing is collateralized by all of our currently existing securitzation cashflow certificates. As part of the transaction, Angelo, Gordon & Co. will receive warrants to purchase 10.0 million shares of our Common Stock with an initial exercise price of $5.00 per share, expiring February 2009, subject to extension if we do not obtain stockholder approval for the warrant issuance within 90 days of the closing date. The fair value of the warrants issued will be amortized to interest expense as a non-cash yield adjustment over the life of the associated financing facility."

         "At the same time, we have agreed to issue $10.0 million of convertible notes to funds managed by Mr. Mohnish Pabrai, one of our largest stockholders," Mr. Miller explained. "The notes are convertible into an aggregate of 2.0 million shares of our Common Stock, at a conversion price of $5.00 per share. The exercise of most of the warrants and the issuance of all of the shares upon conversion of the notes are both subject to shareholder approval, which we intend to pursue in the near future."


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          "We are pleased to be  associated  with Delta  Financial,"  said David
Roberts, Senior Managing Director of Angelo, Gordon & Co. "We have confidence in the Company's business model, which is focused on fixed-rate loans, and its experienced management team, which is well-qualified, to execute the Company's strategy."

         Mohnish Pabrai stated, "Delta is one of the best companies and management teams in this space. I look for them to emerge from the current market disruption and be well-positioned to take advantage of a less populated competitive landscape."

         "In addition to the new capital infusion, we have taken other steps to strengthen the Company including increasing our mortgage rates, modifying our underwriting guidelines, and discontinuing certain loan products," explained Mr. Miller. "The effects of these recently-made changes to rates and products are expected to mitigate, to some extent, the impact of rating agencies' changes. However, for those loans originated under our previous guidelines but not yet securitized or in our pipeline, we expect to receive materially less favorable securitization or whole loan execution."

          "With uncertainty still in the credit and mortgage-backed securities markets, and the housing market expected to further soften, the second half of 2007 is proving to be very challenging. As such, we will not be providing any guidance at this time as it relates to portfolio growth, net interest margins or whole loan sale premiums, and we are suspending any prior guidance. While there is pressure on short term earnings, we believe our new financing arrangements will help enable us to weather the storm," continued Mr. Miller.


MORE ON SECOND QUARTER EARNINGS

         "Although we set a record for quarterly loan originations and cost to originate this quarter, our earnings were lower than expected primarily due to the effect of slower than forecasted prepayment speeds on our fixed-rate loans, which comprise the vast majority of our portfolio," explained Mr. Miller. "It was necessary to record a $3.9 million non-cash reduction to our net interest income to reflect an adjustment to the prepayment assumptions we use to accrete deferred income under the interest method in accordance with accounting pronouncement SFAS No. 91." The deferred income is comprised primarily of the net origination fees collected at the time mortgage loans are originated, and the purchase price received when the Company sells mortgage servicing rights in connection with securitizations, both of which are recognized over the estimated life of the related mortgage loans.

         "We anticipate that slower-than-previously-expected prepayments on fixed-rate loans will continue for the foreseeable future," Mr. Miller explained. "While these slower-than-anticipated prepayment speeds also resulted in less-than-expected prepayment penalty income for the quarter, it could result in more net


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interest income  recognized in later periods,  as slower prepayment speeds means mortgage loans will remain outstanding for a longer period of time."

         As announced last quarter, "other income" was $4.0 million lower during the second quarter of 2007 compared to the quarter one year ago as the Company sold all remaining excess cashflow certificates during the first quarter of 2007.


SECOND QUARTER 2007 AND RELATED HIGHLIGHTS

o  Total cost to originate, as a percentage of total loan production, was 1.5%.

o Originated a record $1.4 billion in mortgage loans as both the retail and wholesale channels reported record volume.

o On-balance sheet loan portfolio increased 39% to $7.7 billion from $5.6 billion in June 30, 2006.

o Fixed rate loans for the quarter comprised approximately 96% of total production, up from approximately 86% a year ago.

o Sold approximately $205 million loans on a whole-loan basis for an average premium of 3.2%.

o Completed an asset-backed securitization collateralized by $850 million of mortgage loans in June 2007.

o Announced quarterly cash dividend on June 5, 2007 of $0.05 per share of common stock to stockholders of record on June 25, 2007. The dividend was paid on July 3, 2007.

         For the six-months ended June 30, 2007, the Company reported net income of $5.7 million, or $0.23 per diluted share, compared to net income of $13.8 million, or $0.61 per diluted share, for the six- months ending June 30, 2006.


ADDITIONAL SECOND QUARTER 2007 INFORMATION

NET INTEREST INCOME

         The Company's net interest income, after provision for loan losses, decreased to $25.7 million in the second quarter of 2007, from $29.4 million in the second quarter of 2006. The decrease was attributable to several factors, including (a) the aforementioned $3.9 million non-cash reduction to net interest income related to changes in our prepayment assumptions, (b) a decline in prepayment penalty fee income to 25 basis points per annum (as a percentage of average loans held for investment) for the second quarter of 2007 compared to 37 basis points for the second quarter of 2006, (c) a $6.3 million increase in the loan loss provision for the second quarter of 2007 compared to the second quarter of 2006 as the portfolio continues to grow and season, and (d) the continued flattened yield curve, which compresses the net interest margin due to higher short-term funding costs.


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LEVEL YIELD ADJUSTMENT

         In accordance with SFAS No. 91, we amortize certain direct loan origination fees, origination costs, and certain other premiums and discounts to income on a level-yield basis over the estimated life of the mortgage loans and related securitization debt using estimated prepayment speeds. The Company is required to adjust the life-to-date amortization of these deferred fees and costs when differences arise between actual and estimated prepayments. Changes to the prepayment speed estimates are applied to the level-yield calculations as if the revised estimates had been in place since the origination of the loans and inception of the securitization debt. The Company therefore adjusted its life-to-date amortization and current period amortization to reflect the effect of the changes.

         The changes made by the Company to reflect a slower-than-previously anticipated prepayment environment resulted in a $3.9 million non-cash reduction to net interest income in the second quarter of 2007 and a corresponding increase in our deferred revenue, which will be amortized to net interest income over the remaining expected life of the related mortgage loans and related securitization debt.


CREDIT PERFORMANCE

         The allowance for loan losses represents 86 basis points, or $66.9 million, of the outstanding net loan portfolio at June 30, 2007, compared to 87 basis points, or $60.9 million, at March 31, 2007. The $6.0 million increase reflects the growth in the size, performance and seasoning of the outstanding on-balance sheet loan portfolio at June 30, 2007. The Company's allowance for loan losses is currently expected to cover principal losses over the next 18 to 24 months on the outstanding loan portfolio. During the second quarter of 2007, the Company charged-off $7.3 million of loans, or 39 basis points annualized, against the allowance for loan losses. Loans delinquent greater than 90 days constituted 6.2% of the outstanding loan balance at June 30, 2007.


OTHER INCOME

         As the Company reported during its first quarter 2007 conference call, "other income," as expected, was minimal in the second quarter of 2007 and is expected to remain minimal in the future as the majority of "other income" in previous years was primarily related to the increase in the fair values recorded on our excess cashflow certificates, all of which were sold during the first quarter of 2007.


SECONDARY MARKETING (SECURITIZED LOANS AND LOAN SALES)

         The Company completed an asset-backed securitization collateralized by $850 million of mortgage loans in June 2007, under its Renaissance Mortgage Acceptance Corp. shelf, and continued to distinguish itself in the market place by receiving attractive whole-loan sale premiums in the second


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quarter.   Whole-loan   sales  in  the  second   quarter  of  2007   represented
approximately 15% of total loan originations, or $205 million, with an average whole-loan sale premium of 3.2%.

         The following table provides certain information regarding securitized loans and loans sold on a whole-loan basis during the three months ended June 30, 2007 and 2006:

                                                         FOR THE THREE MONTHS
                                                            ENDED JUNE 30,
                                                       -------------------------
                                                          2007           2006
(DOLLARS IN THOUSANDS)                                 ----------     ----------
Securitized loans - portfolio based                    $  849,998     $  824,978
Whole-loan sales                                          205,379        154,008
                                                       ----------     ----------
Total securitized loans and whole-loan sales           $1,055,377     $  978,986
                                                       ==========     ==========

LOAN ORIGINATIONS AND CHARACTERISTICS

         The  following  tables  provide   information  on  the  Company's  loan
originations by loan type and origination channel for the three months ended June 30, 2007 and 2006:

                                                         FOR THE THREE MONTHS
                                                            ENDED JUNE 30,
                                                       -------------------------
                                                          2007           2006
LOAN TYPE:                                             ----------     ----------
  Fixed-Rate Mortgages                                      95.8%          85.6%
  Adjustable-Rate Mortgages                                  4.2%          14.4%
                                                       ----------     ----------
    Total                                                  100.0%         100.0%
                                                       ==========     ==========

(DOLLARS IN THOUSANDS)                                      QUARTER-OVER-QUARTER
                       FOR THE THREE MONTHS ENDED JUNE 30,    PERCENTAGE CHANGE
                       -----------------------------------  --------------------
                             2007               2006
ORIGINATION CHANNEL:   ----------------   ----------------
Wholesale              $  728,234   54%   $  515,353   53%           41%
Retail                    624,601   46%      455,259   47%           37%
                       ----------  ----   ----------  ----
  Total                $1,352,835  100%   $  970,612  100%           39%
                       ==========  ====   ==========  ====

CONFERENCE CALL AND WEBCAST

         The Company will host a conference call to discuss its financial results at 4:30 p.m. EDT, Tuesday, August 14, 2007. The live conference call can be accessed by dialing (866) 585-6398 (domestic) or (416) 849-9626 (international). A live listen-only webcast of the conference call will be available in the Corporate Highlights portion of the Investor Relations section of the Company's website at WWW.DELTAFINANCIAL.COM. A replay of the conference call and the question/answer session will be available on the Company's website shortly after the live call is completed, and will be available through Tuesday, August 28, 2007. The telephone replay will also be available shortly after the live call is completed and can be accessed by dialing (866) 245-6755 (domestic) or (416) 915-1035 (international), and using the code: 497268.


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ABOUT THE COMPANY

         Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The loans the Company originates are primarily fixed rate, and are secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans through a network of approximately 3,200 independent brokers and the Company's retail offices. Since 1991, Delta has completed 52 asset-backed securitizations, collateralized by approximately $19.8 billion in mortgage loans.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS. Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our statements as to the benefits to be realized from our financing arrangements and changes to our loan origination policies, our liquidity needs, our capital raising plans, our future earnings, profitability, net interest income, interest expense, growth, loan production, loan portfolio size, prepayment rates, loan performance (including delinquencies and losses), emphasis on originating fixed-rate loans, future product offerings and originations activity, the pricing of whole-loan sales, our future competitive position and the adequacy of our allowance for loan losses. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions or at all; our ability to obtain stockholder approval of the equity issuances described above and the consequences to us if we do not receive stockholder approval; the potential impact that amortizing the discount related to the warrants may have to our financial statements; rating agencies' changes impacting reserve levels; competition; loan losses, loan prepayment rates, delinquency and default rates; repurchase obligations, early payment default, costs and potential liabilities associated with litigation, regulatory investigations or actions by state and/or federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, future tax rates and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange
Commission, including those discussed in our Form 10-K under the captions "Business-Forward Looking Statements and Risk Factors" and "Risk Factors" and our Form 10-Q under the caption "Risk Factors." We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

FOR MORE INFORMATION CONTACT:
Larry Karpen
Vice President
(516) 812-8222
LKARPEN@DELTAFINANCIAL.COM






                                     -more-


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                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                       JUNE 30,                            JUNE 30,
                                                                     (UNAUDITED)                         (UNAUDITED)
                                                           ------------------------------      -----------------------------
                                                               2007              2006              2007             2006
                                                           ------------      ------------      ------------     ------------
Interest income                                            $    148,655      $    112,736      $    289,615     $    214,709
Interest expense                                                109,638            76,294           210,160          143,560
                                                           ------------      ------------      ------------     ------------
   Net interest income                                           39,017            36,442            79,455           71,149
Provision for loan losses                                        13,276             6,998            23,921           13,402
                                                           ------------      ------------      ------------     ------------
   Net interest income after provision for loan losses           25,741            29,444            55,534           57,747

Non-interest income:
   Net gain on sale of mortgage loans                             8,027             7,038            15,867           14,099
   Other income                                                     261             4,256             2,084            7,632
                                                           ------------      ------------      ------------     ------------
      Total non-interest income                                   8,288            11,294            17,951           21,731
                                                           ------------      ------------      ------------     ------------

Non-interest expense:
   Payroll and related costs                                     17,565            16,563            34,782           33,593
   General and administrative                                    15,244            12,421            28,916           23,583
   (Gain)/Loss on derivative instruments                            (83)             (148)               13             (423)
                                                           ------------      ------------      ------------     ------------
      Total non-interest expense                                 32,726            28,836            63,711           56,753
                                                           ------------      ------------      ------------     ------------

Income before income tax expense                                  1,303            11,902             9,774           22,725
   Provision for income tax expense                                 526             4,661             4,110            8,898
                                                           ------------      ------------      ------------     ------------
Net income                                                 $        777      $      7,241      $      5,664     $     13,827
                                                           ============      ============      ============     ============

PER SHARE DATA:
Basic - weighted average number of shares
   outstanding                                               23,335,936        22,903,098        23,313,648       21,706,899
                                                           ============      ============      ============     ============
Diluted - weighted average number of shares
   outstanding                                               24,178,759        23,696,358        24,127,377       22,535,209
                                                           ============      ============      ============     ============

Basic earnings per share - net income                      $       0.03      $       0.32      $       0.24     $       0.64
                                                           ============      ============      ============     ============
Diluted earnings per share - net income                    $       0.03      $       0.31      $       0.23     $       0.61
                                                           ============      ============      ============     ============



                                     -more-


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                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                           AT               AT
                                                                        JUNE 30,       DECEMBER 31,
                                                                          2007             2006
                                                                      (UNAUDITED)
                                                                      -----------      -----------
ASSETS:
Cash and cash equivalents                                             $     6,477      $     5,741
Mortgage loans held for investment, net of discounts and deferred
  origination fees                                                      7,741,762        6,413,687
    Less: Allowance for loan losses                                       (66,864)         (55,310)
                                                                      -----------      -----------
Mortgage loans held for investment, net                                 7,674,898        6,358,377
Trustee receivable                                                         63,533           73,361
Accrued interest receivable                                                51,846           41,684
Excess cashflow certificates                                                   --            1,209
Equipment, net                                                              7,319            8,287
Accounts receivable                                                        16,717            4,872
Prepaid and other assets                                                   68,523           49,836
Deferred tax asset                                                         36,108           45,760
                                                                      -----------      -----------
    Total assets                                                      $ 7,925,421      $ 6,589,127
                                                                      ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Bank payable                                                          $     1,521      $     1,557
Warehouse financing                                                       754,664          335,865
Financing on mortgage loans held for investment, net                    6,903,729        6,017,947
Other borrowings                                                            5,529            5,970
Accrued interest payable                                                   31,291           25,052
Accounts payable and other liabilities                                     74,638           53,160
                                                                      -----------      -----------
    Total liabilities                                                   7,771,372        6,439,551
                                                                      -----------      -----------

STOCKHOLDERS' EQUITY
Common stock                                                                  235              234
Additional paid-in capital                                                142,884          141,984
Retained earnings                                                          13,511           10,180
Accumulated other comprehensive loss                                       (1,263)          (1,504)
Treasury stock, at cost                                                    (1,318)          (1,318)
                                                                      -----------      -----------
    Total stockholders' equity                                            154,049          149,576
                                                                      -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 7,925,421      $ 6,589,127
                                                                      ===========      ===========


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